                                          CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.8.(B)(4),
                                          200.83 AND 230.406


                                      JOINT

                               VENTURE ARRANGEMENT

                                       AND

                                  AGREEMENT FOR

                                 PURCHASE OF AN

                              ELECTRON BEAM SYSTEM



                                  BY AND AMONG



                              SUREBEAM CORPORATION,
                           (A WHOLLY OWNED SUBSIDIARY
                            OF THE TITAN CORPORATION)

                                       AND

                               ZERO MOUNTAIN, INC.

                            AGREEMENT BY AND BETWEEN
                  SUREBEAM CORPORATION, AND ZERO MOUNTAIN, INC.


The purpose of this Agreement is to document the understanding between SureBeam Corp., ("SB") a wholly owned subsidiary of the Titan Corporation and Zero Mountain, Inc. ("ZM").

GENERAL PRINCIPALS OF THE AGREEMENT

1. ZM and SB will form a separate corporation, Zero Mountain SureBeam ("ZMS". [...***...] and SB will [...***...] contribute $1M to the new Company and financing will be obtained for the remaining balance of the project.*

2. ZMS will purchase from SB an electron beam system, ("the E-Beam system" to include X-Ray) in accordance with SB's technical proposal and the terms and conditions of SB's Standard Equipment Purchase Agreement, for the purpose of pasteurizing food products.

3. ZMS will coordinate the various aspects of the E-Beam project with Norman Aiello.

4.   The E-Beam system will be located in Russellville, AR as determined by ZM.

5. Once this Agreement is executed, and the E-Beam project is successfully completed, as evidenced by ZMS's acceptance thereof, the equity structure of ZMS will be:

     [...***...]
     -   SB or designee - 19.9%

     Profit and losses of ZMS along with any distributions made will be allocated to SB and ZM in accordance with the parties' respective equity ownership interests.

     The ZMS shareholders will be restricted as to any sale or transfers of their ownership interest in ZMS as follows:

     The ZMS owners have the right of first refusal to acquire any equity interest from another ZMS shareholder who wishes to sell its interest.

     The selling ZMS shareholder's equity interest shall be sold equally to the other ZMS shareholders who wish to acquire such interest. If none of the ZMS shareholders wish to purchase the selling shareholder's equity interest, then the selling shareholder may sell its interest to [...***...].

     It is the intent of SureBeam to allow ZMS [...***...] to provide food pasteurization services to [...***...].

         Under any of the above scenarios, the equity sale price will be determined as follows:

         -   [...***...]

                 Or, if that fails

         -   [...***...]


         * SB acknowledges that Zero Mountain, Inc. currently maintains a financial relationship with Metropolitan Life and [...***...].

                        *Confidential Treatment Requested


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         In the event the selling shareholder sells its shares to [...***...], the non-participating shareholders must first give consent to such [...***...] as well as consent to the price of the shares to be sold.

6. The estimated cost and the time line for this initial project completion is contained in SureBeam Equipment Purchase Contract or latest version. Completion is dependent on both parties. Site costs and all other operational costs related to the E-Beam system are the responsibility of ZMS.

7. SB represents that it will use good manufacturing practices in accordance with applicable FDA and / or USDA regulations, and requirements. SB agrees to maintain and properly calibrate all equipment and maintain appropriate records, and SureBeam agrees to use appropriately trained operators for each aspect of the processing, if so separately engaged to perform this service by ZMS. Accordingly, SB agrees to operate the E-Beam system, for a mutually agreed to fee, if so desired by ZM.

8. All patents held by Titan Corporation shall be protected by ZM and ZMS to the maximum extent possible.

9. ZM and SB agree to work together for the success of ZMS. ZMS will be responsible for paying all of the costs and expenses related to the E-Beam project. SB will work with ZM to obtain financing for this joint venture for the shield and equipment.

10. Upon completion of the E-Beam system for ZMS, SB will acquire a 19.9% equity interest in ZMS for $1.0 million. The 19.9% equity interest received by SB will be [...***...] In other words, [...***...] will [...***...], in its [...***...] so that [...***...]

    Larry A. Oberkfell                        Mark Rumsey
    President & CEO                           President & CEO
    Titan SureBeam Corporation                Zero Mountain, Inc.

    Name: /s/ Larry A. Oberkfell              Name: /s/ Mark Rumsey
         -----------------------------             -----------------------------

    Date: 8/8/00                              Date: 8/8/00
         -----------------------------             -----------------------------

    SureBeam Corporation                      Zero Mountain, Inc.

                                                                      As Amended

                        *Confidential Treatment Requested


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

STANDARD TERMS AND CONDITIONS


CONFIDENTIALITY

We anticipate Customer, SureBeam and the Titan Corporation may learn confidential and proprietary information about each other. Customer, SureBeam and Titan on behalf of itself and its officers, employees and agents, agrees to keep all such proprietary information confidential and not disclose such information directly or indirectly to any third party or use it for any other purpose without prior written authorization from an authorized representative of other party. These confidentiality requirements will not apply to the following:
(1) information Titan, SureBeam or Customer knew prior to signing this Agreement; (2) information that is publicly known or becomes publicly known through no breach of this Agreement, (3) information that rightfully obtained by Titan, SureBeam or Customer from any third party who has no duty of confidentiality and (4) information that is independently developed by Customer without reliance upon the information provided by Titan and/or SureBeam. Titan, SureBeam and Customer agree to take all necessary steps to protect confidential information from distribution or disclosure. The obligations of this paragraph continue in perpetuity after this Agreement terminates and apply to officers, employees and agents of Titan, SureBeam and Customer.

LIABILITY AND INDEMNIFICATION

Each party (the Indemnifying Party) shall indemnify, defend and hold the other (the "Indemnified Party") harmless against all actions, proceedings, claims, demands, suits, outlays, damages, or expenses, including reasonable attorneys fees and other costs that may be assessed against the Indemnified Party, arising out of the acts or omissions of the Indemnifying Party, its representatives, agents or employees. Each party's total liability under this Agreement shall be the total amount payable under this Agreement.

IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARBITRATION

We will submit all disputes we cannot resolve ourselves to final and binding arbitration held in San Diego, California. American Arbitration Association ("AAA") rules relating to commercial arbitration will apply. We agree jointly to select a single arbitrator from an AAA panel. If we cannot agree on an the arbitrator, we will both select an arbitrator and the two arbitrators so selected will pick the arbitrator who will decide the dispute. We agree the arbitrator will not have the authority to award punitive or consequential damages. Arbitration awards are not appealable. We can each enforce them through any court of court of competent jurisdiction. The arbitrator must apply Delaware law and has exclusive authority to resolve any dispute relating to the interpretations, applicability or formation of this Agreement. We waive all rights to adjudication in a court of law and to a venue other than San Diego, CA. Each party shall be responsible for the payment of its own attorney's fees and the parties shall split equally the costs of the arbitration.


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WARRANTY

SureBeam warrants that it will perform the Pasteurization services in a professional manner and the System will deliver tie agreed upon dosage. The above warranties are in lieu of all other warranties, express or implied. SureBearn specifically disclaims the implied warranties of merchantability and fitness for a particular purpose.

FORCE MAJEURE

If either party is unable to carry out its obligations under this Agreement excluding the obligation to pay money, because of force majeure, the parties agree to suspend performance until the event creating the force majeure is over. For this purpose force majeure includes storms, floods, earthquakes, other acts of God, the acts of civil or military authority, quarantine restrictions, riots, strikes, fires, lockouts, other labor disputes, commercial impossibility, explosions and bombings, the inability to obtain permits or other governmental approvals, or because of any other cause or causes beyond the reasonable control of the party seeking to be excused from performance. The party unable to perform agrees to resume performance of its obligations upon the termination of the event or cause, which excused performance.

MISCELLANEOUS PROVISIONS

We agree we will interpret and enforce this Agreement under Delaware law. We will interpret it in accordance with its plain meaning and not strictly for or against either of us. We agree we will not consider any part of this Agreement waived, amended or modified unless that waiver, amendment or modification is in writing and signed by both parties. We agree we cannot change the terms of this letter without written consent of both parties. If there is a discrepancy between the terms of any purchase order or invoice and any of the terms in this letter agreement, the terms of this letter agreement will prevail. This Agreement is binding upon and inures to the benefit of the parties and their respective successors in interest. If a court or arbitrator determines any portion of this Agreement is not valid, or enforceable, we agree the remaining parts of the Agreement remain valid. We agree this Agreement contains our entire understanding of the matters set forth in this document. It supersedes all other prior written and oral agreements and understandings of such matters. We both acknowledge we have the authority to sign this Agreement. In addition, we acknowledge that we have not relied on any written or oral representations other than those contained in this Agreement. We agree any notices required under this Agreement we would make in writing and send by first class certified mail, personal delivery or expedited overnight carrier. Unless either one of us notifies the other to the contrary, we will use the addresses at the beginning of this Agreement for notice purposes.


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